Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

JASPER, IN (August 7, 2008) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $338.2 million and a net loss from continuing operations of ($9.8) million, or a loss of ($0.27) per Class B diluted share, for the fourth quarter of fiscal year 2008, which ended June 30, 2008. Excluding $11.6 million of after-tax restructuring costs, the Company recorded non-GAAP income from continuing operations of $1.8 million, or $0.05 per Class B diluted share for the fiscal year 2008 fourth quarter.

The following discussion excludes the results of discontinued operations for all periods presented.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)	June 30, 2008	% of Sales	June 30, 2007	% of Sales	Percent Change
Net Sales	$ 338.2		$338.3		0%
Gross Profit	$ 57.9	17.1%	$ 69.0	20.4%
Selling, General and Administrative Expense (SG&A)	$ 56.6	16.8%	$ 65.0	19.2%
Restructuring Expense	$ 17.0	5.0%	$ 0.3	0.1%
Income (Loss) from Continuing Operations	$ (9.8)	(2.9%)	$ 4.4	1.3%	(322%)
Earnings (Loss) Per Share from Continuing Operations	$ (0.27)		$ 0.11		(345%)

Non-GAAP Financial Measures
Income from Continuing operations excluding Restructuring Charges	$ 1.8	0.5%	$ 4.6	1.4%	(60%)
Earnings Per Share from Continuing Operations excluding Restructuring Charges	$ 0.05		$ 0.12		(58%)
  Fourth quarter fiscal year 2008 net sales increased 3% in the Electronic Manufacturing Services (EMS) segment while sales in the Furniture segment declined 4% primarily on lower office furniture sales when compared to the prior year fourth quarter.

  Consolidated fourth quarter gross profit as a percent of net sales declined 3.3 percentage points compared to last year due to lower margins in both the EMS segment and the Furniture segment. To a lesser extent, consolidated gross profit as a percent of net sales also declined due to a higher mix of sales in the current year fourth quarter coming from the EMS segment, which carries a lower margin than the Furniture segment.

  Consolidated fourth quarter SG&A costs declined 13% compared to the prior year as incentive compensation costs, advertising and product promotion costs, and workers compensation costs declined. Additionally, the Company recorded a small gain in SG&A due to a reduction in its Supplemental Employee Retirement Plan (SERP) liability resulting from the normal revaluation of the liability to fair value in the current year fourth quarter compared to a loss that was recorded in the prior year fourth quarter which resulted in a favorable $0.9 million variance quarter over quarter in SG&A. The gain resulting from the reduction of the SERP liability that was recognized in SG&A was exactly offset by a decline in the SERP investment which was recorded in Other Income as investment expense; therefore there was no effect on net earnings.

  Pre-tax restructuring expense in the fourth quarter of fiscal year 2008 totaled $17.0 million including $16.2 million of costs related to the consolidation of the EMS segment's European manufacturing footprint into one facility in Poland which was announced in April 2008. Total estimated gross cost for the European consolidation is approximately $20.0 million, which is $6.4 million higher than previously announced primarily due to additional employee transition benefits. Pre-tax restructuring expense in the fourth quarter of the prior year was $0.3 million.

  Other Income for the fourth quarter declined $1.6 million from the prior year as a result of lower pre-tax interest income on lower cash and investment balances and higher interest expense. Additionally, the Company recorded a small loss in Other Income related to its SERP investments resulting from the normal revaluation of the investments to fair value in the current year fourth quarter compared to a gain that was recorded in the prior year fourth quarter which resulted in an unfavorable $0.9 million variance quarter over quarter in Other Income. The loss on the SERP investment that was recognized in Other Income was exactly offset by a reduction in the SERP liability which was recorded in SG&A as compensation income; therefore there was no effect on net earnings. Partially offsetting these reductions, the Company recorded a favorable $0.6 million pre-tax adjustment for interest previously accrued related to tax positions which have been settled.

  Operating cash flow for the fourth quarter of fiscal year 2008 was a positive $10.4 million compared to $19.8 million in the fourth quarter of last year.

For fiscal year 2008, annual net sales were $1.4 billion, which was an increase of 5% over fiscal year 2007 annual sales of $1.3 billion. Consolidated fiscal year 2008 net sales included a full year of net sales totaling $144 million from an acquisition in the EMS segment that was completed midway through the third quarter of the prior year. Prior year annual net sales included only 4.5 months of sales totaling $55 million related to the acquisition. In addition, in mid-fiscal year 2007, the Company reduced the price of finished product sold to a customer in the EMS segment which carried forward through fiscal year 2008. Fiscal year 2008 had a full year impact of this pricing reduction while fiscal year 2007 only had the impact for half of the year which resulted in a $65 million net sales reduction in fiscal year 2008 when compared to fiscal year 2007. The cost of raw material which the Company purchases from this same customer was reduced by a similar amount, and therefore, this pricing change had no impact on income from continuing operations. Income from continuing operations for fiscal year 2008 was $0.1 million, or less than $0.01 per Class B diluted share, inclusive of after-tax restructuring charges of $14.6 million, or $0.39 per Class B diluted share. Fiscal year 2007 income from continuing operations was $23.3 million, or $0.60 per Class B diluted share, inclusive of after-tax restructuring charges of $0.9 million, or $0.02 per Class B diluted share. Operating cash flow for fiscal year 2008 was $43.4 million compared to $44.4 million in the prior fiscal year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $29.8 million at June 30, 2008 compared to $80.4 million at June 30, 2007, as cash flow generated from operations was more than offset by cash payments during the year for capital expenditures, share repurchases and dividends.

James C. Thyen, Chief Executive Officer and President, stated, "Sales were down in our Furniture segment in the fourth quarter compared to last year primarily related to lower sales in our contract-based office furniture market. This segment of the market tends to be more volatile when the economy weakens. While we were pleased to see an increase in our order activity for the Furniture segment in the latter half of the fourth quarter, we are mindful of the growth challenges ahead. Inflationary pressures also continue to impact both of our segments."

Mr. Thyen added, "We are executing our recently announced restructuring activities according to plan and realized some benefit in the fourth quarter related to the workforce reduction efforts announced in March. While we won't see the full benefit in the first quarter of fiscal year 2009 of the estimated $3 million quarterly cost savings from this restructuring plan, we will see approximately 90% of it."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in millions)	Three Months Ended
	June 30, 2008	June 30, 2007	Percent Change
Net Sales	$ 190.7	$185.1	3%
Income (Loss) from Continuing Operations	$ (11.7)	$ (0.1)
Restructuring Charges, Net of Tax	$ 11.4	$ 0.0
Income (Loss) from Continuing Operations, Excluding Restructuring Charges	$ (0.3)	$ (0.1)	(259%)
  Net sales to customers in the medical and public safety industries were higher in the fourth quarter of fiscal year 2008 compared to last year while net sales to customers in the automotive and industrial control industries declined compared to the prior year.

  Earnings in this segment in the fiscal year 2008 fourth quarter were negatively impacted by excess capacity costs and labor inefficiencies at select locations. In addition, contractual customer price reductions on select products went into effect at the beginning of the fiscal year 2008 fourth quarter lowering gross margin.

  In the fiscal year 2008 fourth quarter, the EMS segment recorded $16.5 million pre-tax, or $11.4 million after-tax, restructuring charges primarily related to the consolidation of the segment's European manufacturing footprint that was announced in April 2008. There were no restructuring costs in this segment in the prior year fourth quarter.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in millions)	June 30, 2008	June 30, 2007	Percent Change
Net Sales	$147.5	$153.2	(4%)
Income from Continuing Operations	$ 1.3	$ 3.6	(64%)
Restructuring Charges, Net of Tax	$ 0.2	$ 0.1
Income from Continuing Operations, Excluding Restructuring Charges	$ 1.5	$ 3.7	(61%)
  Fiscal year 2008 fourth quarter net sales of branded furniture products, which include office and hospitality furniture, were $147.5 million, a decline of 4% compared to the prior year net sales of $153.2 million as sales declined in both the office furniture and hospitality furniture industries.

  Income from continuing operations in the current year fourth quarter was lower than the prior year primarily due to the lower sales volumes and higher commodity and fuel costs. Partially offsetting the higher costs were price increases on select product, lower product marketing and promotion costs, and lower employee profit incentive compensation costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release include income from continuing operations excluding restructuring charges and earnings per share from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2007.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 11:00 AM Eastern Time today, August 7, 2008. To listen to the live conference call, dial 800-322-5044, or for international calls, dial 617-614-4927. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 21, 2008, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 38608910.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the fourth quarter and fiscal year ended June 30, 2008, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	June 30, 2008	June 30, 2007
Net Sales	$ 338,163	100.0%	$ 338,301	100.0%
Cost of Sales	280,222	82.9%	269,342	79.6%
Gross Profit	57,941	17.1%	68,959	20.4%
Selling, General & Administrative Expenses	56,641	16.8%	64,964	19.2%
Restructuring Expense	17,009	5.0%	263	0.1%
Operating Income (Loss)	(15,709)	(4.7%)	3,732	1.1%
Other Income - Net	290	0.1%	1,861	0.6%
Income (Loss) from Continuing Operations Before Taxes on Income	(15,419)	(4.6%)	5,593	1.7%
Provision (Benefit) for Income Taxes	(5,584)	(1.7%)	1,158	0.4%
Income (Loss) from Continuing Operations	(9,835)	(2.9%)	4,435	1.3%
Gain from Discontinued Operations, Net of Tax	--	0.0%	26	0.0%
Net Income (Loss)	$ (9,835)	(2.9%)	$ 4,461	1.3%

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	($0.27)		$0.11
Class B	($0.27)		$0.11
Diluted from Continuing Operations:
Class A	($0.27)		$0.11
Class B	($0.27)		$0.11
Basic:
Class A	($0.27)		$0.11
Class B	($0.27)		$0.12
Diluted:
Class A	($0.27)		$0.11
Class B	($0.27)		$0.11

Average Shares Outstanding
Basic	36,956		38,708
Diluted	36,956		39,233

Fiscal Year Ended
($000's, except per share data)	June 30, 2008	June 30, 2007
Net Sales	$1,351,985	100.0%	$1,286,930	100.0%
Cost of Sales	1,103,511	81.6%	1,025,570	79.7%
Gross Profit	248,474	18.4%	261,360	20.3%
Selling, General & Administrative Expenses	232,131	17.2%	233,409	18.1%
Restructuring Expense	21,911	1.6%	1,528	0.1%
Operating Income (Loss)	(5,568)	(0.4%)	26,423	2.1%
Other Income - Net	3,204	0.2%	9,929	0.7%
Income (Loss) from Continuing Operations Before Taxes on Income	(2,364)	(0.2%)	36,352	2.8%
Provision (Benefit) for Income Taxes	(2,442)	(0.2%)	13,086	1.0%
Income from Continuing Operations	78	0.0%	23,266	1.8%
Loss from Discontinued Operations, Net of Tax	(124)	(0.0%)	(4,114)	(0.3%)
Net Income (Loss)	$ (46)	(0.0%)	$ 19,152	1.5%

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.00		$0.60
Class B	$0.00		$0.61
Diluted from Continuing Operations:
Class A	$0.00		$0.58
Class B	$0.00		$0.60
Basic:
Class A	($0.00)		$0.49
Class B	($0.00)		$0.50
Diluted:
Class A	($0.00)		$0.47
Class B	($0.00)		$0.49

Average Shares Outstanding
Basic	37,114		38,602
Diluted	37,372		39,257

Condensed Consolidated Statements of Cash Flows
	Fiscal Year Ended
($000's)	June 30, 2008	June 30, 2007
Net Cash Flow provided by Operating Activities	$ 43,399	$ 44,374
Net Cash Flow used for Investing Activities	(29,158)	(54,540)
Net Cash Flow used for Financing Activities	(22,590)	(20,670)
Effect of Exchange Rates	4,127	1,006
Net Decrease in Cash & Cash Equivalents	(4,222)	(29,830)
Cash & Cash Equivalents at Beginning of Period	35,027	64,857
Cash & Cash Equivalents at End of Period	$ 30,805	$ 35,027

Condensed Consolidated Balance Sheets

($000's)	June 30, 2008	June 30, 2007
Assets
Cash, Cash Equivalents and Short-Term Investments	$ 82,440	$ 102,377
Receivables, Net	180,307	172,190
Inventories	164,961	135,901
Prepaid Expenses and Other Current Assets	37,227	34,348
Assets Held for Sale	1,374	3,032
Property & Equipment, Net	189,904	173,800
Goodwill	15,355	15,518
Intangible Assets, Net	13,373	20,585
Other Assets	37,726	36,990
Totals	$ 722,667	$ 694,741

Liabilities & Share Owners' Equity
Current Liabilities	$ 303,707	$ 249,237
Long-Term Debt, Less Current Maturities	421	832
Deferred Income Taxes & Other	26,072	17,224
Share Owners' Equity	392,467	427,448
Totals	$ 722,667	$ 694,741

Supplementary Information

Components of Other Income, Net

(Unaudited)	Three Months Ended		Year Ended
($000's)	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Interest Income	$ 1,034	$ 968	$ 3,362	$ 5,237
Interest Expense	(435)	(337)	(1,967)	(1,073)
Foreign Currency/Derivative Gain/(Loss)	(72)	22	1,548	936
Gain/(Loss) on Supplemental Employee Retirement Plan Investment	(144)	744	(1,337)	2,203
Polish offset credit program	--	--	1,324	--
Other Non-Operating Income/(Expense)	(93)	464	274	2,626
Other Income, Net	$ 290	$ 1,861	$ 3,204	$ 9,929

Reconciliation of Non-GAAP Financial Measures

Income from Continuing Operations, Excluding Restructuring Charges

(Unaudited)	Three Months Ended
($ in millions)	June 30,	June 30,
	2008	2007
Income/(Loss) from Continuing Operations, as reported	$ (9.8)	$ 4.4
Restructuring Charges, Net of Tax	11.6	0.2
Income from Continuing Operations, Excluding Restructuring Charges	$ 1.8	$ 4.6

Earnings Per Share of Common Stock, Excluding Restructuring Charges

(Unaudited)

Diluted from Continuing Operations, Class B, as reported	($0.27)	$0.11
Diluted Impact of Restructuring Charges, Class B	$0.32	$0.01
Diluted from Continuing Operations, Class B, Excluding Restructuring Charges	$0.05	$0.12